Exhibit 99.3

CONSENT OF FROST & SULLIVAN (BEIJING), INC., SHANGHAI BRANCH CO.

August 2, 2024

Autozi Internet Technology (Global) Ltd.

Block A, Building No. 16,

Yonyou Software Park, No. 68 Beiqing Road,

Haidian District,

Beijing, China

Ladies and Gentlemen:

Frost & Sullivan (Beijing), Inc., Shanghai Branch Co. hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Autozi Internet Technology (Global) Ltd. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

Frost & Sullivan (Beijing), Inc., Shanghai Branch Co. further consents to inclusion of information, data and statements from the report entitled “China’s Lifecycle Automotive Services Independent Market Research” (the “Report”) in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings.

Frost & Sullivan (Beijing), Inc., Shanghai Branch Co. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours sincerely,

/s/ Frost & Sullivan (Beijing), Inc., Shanghai Branch Co.
Frost & Sullivan (Beijing), Inc., Shanghai Branch Co.